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EXHIBIT 11

Southampton Partners, Inc.

EPS Calculations for period December 31, 2001 to March 31, 2002

Basic                    ($.036)

Diluted                  ($.036)




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FINANCIAL DATA SCHEDULE

Table 3

The schedule contains summary financial information extracted from the consolidated financial statements and is qualified in its entirety by reference to such financial statements.

                                                      3-MOS Ended
                                                     March 31, 2002
                                                   ------------------
Net Loss                                                 35,979
Accounts Payable and Accrued Expenses                   (47,684)
Total stockholders' equity                              (35,979)
Primary Earnings Per Common Share                         (.036)
Fully Diluted Earnings Per Common Share                   (.036)




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